Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Inquiries	Investor Inquiries
Andrea Simpson	Kristina Lennox
Director, Marketing	Investor Relations Coordinator
617/684-1511	301/998-8265
asimpson@federalrealty.com	klennox@federalrealty.com

FEDERAL REALTY TAPS JIM TAYLOR TO SUCCEED ANDREW BLOCHER IN CFO TRANSITION

ROCKVILLE, Md. (July 11, 2012) – Federal Realty Investment Trust (NYSE:FRT) announced today that Mr. James M. Taylor will succeed Mr. Andrew Blocher as chief financial officer on August 15, 2012. The move further enhances the Trust’s ability to source and evaluate corporate business development and strategic opportunities through Mr. Taylor’s extensive experience and real estate relationships over the past two decades. Mr. Blocher will serve as the Trust’s chief financial officer through August 14, 2012, and is expected to remain with the Trust through February 2013.

“Jim has been a valued partner to Federal Realty for the last 13 years and brings a wealth of industry relationships and proven transaction experience. Jim has a deep understanding of our business strengths, our disciplined capital and balance sheet strategy and will be a great addition to our team,” commented Donald C. Wood, president and chief executive officer of Federal Realty. “We have the utmost respect for Jim’s current firm, Eastdil Secured Wells Fargo, and the quality of professionals at that industry leading organization.”

Mr. Taylor most recently served as senior managing director and head of real estate investment banking at Eastdil Secured Wells Fargo, an industry leader in real estate debt, equity and M&A. He worked for nearly 15 years at Eastdil Secured and its predecessor companies, Wachovia Securities and First Union Securities, and during that time was responsible for more than $100 billion in real estate capital markets and advisory transactions. Prior to that, Mr. Taylor practiced corporate and securities law with a focus on REITs at Hunton & Williams from 1994 to 1998, and worked as a senior accountant for Price Waterhouse from 1988 to 1991. Mr. Taylor graduated from the University of Virginia with a Bachelors of Science in Commerce in 1988 and a Juris Doctor in 1994.

Mr. Blocher has been with the Trust since 2000 and has been its chief financial officer since 2008. “Andy has been a trusted friend and business partner for a dozen years and has been instrumental in helping us build and maintain one of the highest quality balance sheets in the REIT sector and developing an established team of professionals to lead the Trust’s accounting, information technology, human resources and corporate communications functions,” commented Mr. Wood. “I’m going to miss his counsel, his guidance and most assuredly, his sense of humor day in and day out. I wish him the best.”

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FEDERAL REALTY TAPS JIM TAYLOR TO SUCCEED

ANDREW BLOCHER IN CFO TRANSITION

July 11, 2012

About Federal Realty

In 2012, Federal Realty celebrates 50 years of being a proven leader in the ownership, operation, and redevelopment of high quality retail real estate in the country’s best markets. Federal Realty’s portfolio (excluding joint venture properties) contains approximately 19.2 million square feet located primarily in strategically selected metropolitan markets in the Northeast and Mid-Atlantic regions of the United States, as well as in California. In addition, the Trust has an ownership interest in approximately 1.0 million square feet of retail space through a joint venture in which the Trust has a 30% interest. Our operating portfolio (excluding joint venture properties) was 93.8% leased to national, regional, and local retailers as of March 31, 2012, with no single tenant accounting for more than approximately 2.5% of annualized base rent. Federal Realty has paid quarterly dividends to its shareholders continuously since its founding in 1962, and has increased its dividend rate for 44 consecutive years, the longest record in the REIT industry. Federal Realty is an S&P MidCap 400 company and its shares are traded on the NYSE under the symbol FRT. For more information, please visit www.federalrealty.com.

Safe Harbor Language

Certain matters discussed within this press release may be deemed to be forward-looking statements within the meaning of the federal securities laws. Although Federal Realty believes the expectations reflected in the forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. These factors include, but are not limited to, the risk factors described in our Annual Report on Form 10-K filed on February 16, 2012, and include the following:

•	risks that our tenants will not pay rent, may vacate early or may file for bankruptcy or that we may be unable to renew leases or re-let space at favorable rents as leases expire;

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risks that we may not be able to proceed with or obtain necessary approvals for any redevelopment or renovation project, and that completion of anticipated or ongoing property redevelopments or renovations may cost more, take more time to complete, or fail to perform as expected;

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risks that we are investing a significant amount in ground-up development projects that may be dependent on third parties to deliver critical aspects of certain projects, requires spending a substantial amount upfront in infrastructure, and assumes receipt of public funding which has been committed but not entirely funded;

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risks normally associated with the real estate industry, including risks that occupancy levels at our properties and the amount of rent that we receive from our properties may be lower than expected, that new acquisitions may fail to perform as expected, that competition for acquisitions could result in increased prices for acquisitions, that environmental issues may develop at our properties and result in unanticipated costs, and, because real estate is illiquid, that we may not be able to sell properties when appropriate;

•	risks that our growth will be limited if we cannot obtain additional capital;

•	risks associated with general economic conditions, including local economic conditions in our geographic markets;

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risks of financing, such as our ability to consummate additional financings or obtain replacement financing on terms which are acceptable to us, our ability to meet existing financial covenants and the limitations imposed on our operations by those covenants, and the possibility of increases in interest rates that would result in increased interest expense; and

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risks related to our status as a real estate investment trust, commonly referred to as a REIT, for federal income tax purposes, such as the existence of complex tax regulations relating to our status as a REIT, the effect of future changes in REIT requirements as a result of new legislation, and the adverse consequences of the failure to qualify as a REIT.

Given these uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements that we make, including those in this press release. Except as may be required by law, we make no promise to update any of the forward-looking statements as a result of new information, future events or otherwise. You should carefully review the risks and risk factors included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 16, 2012.

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